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                              GUARANTEE AGREEMENT


     GUARANTEE AGREEMENT (this "Guarantee"), dated as of October 12, 2000, is executed and delivered by Lockheed Martin Corporation, a corporation organized under the laws of Maryland ("Lockheed Martin"), for the benefit of the Holders (as hereafter defined) from time to time of the Preferred Securities (as hereinafter defined) of COMSAT Capital I, L.P., a Delaware limited partnership ("COMSAT Capital" or the "Partnership").

     WHEREAS, COMSAT Capital has issued 8,000,000 of its 8-1/8% Cumulative Monthly Income Preferred Securities, with a liquidation preference of $25 each (the "Preferred Securities");

     WHEREAS, COMSAT Capital purchased the Subordinated Debentures (as hereinafter defined) issued by COMSAT Corporation, a District of Columbia corporation ("COMSAT"), pursuant to the Indentures (as hereinafter defined) with the proceeds from the issuance and sale of the Preferred Securities and its other partnership interests (the "Partnership Interests");

     WHEREAS, on August 3, 2000, COMSAT was merged (the "Merger") with and into a wholly-owned subsidiary of Lockheed Martin, formerly known as Deneb (D.C.) Corporation and a District of Columbia corporation (the "Corporation"), which survived the Merger and was re-named "COMSAT Corporation";

     WHEREAS, the Corporation succeeded to all of the rights and obligations of COMSAT by virtue of the Merger by operation of applicable law;

     WHEREAS, Lockheed Martin desires to unconditionally and irrevocably agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as hereafter defined) and to perform the other obligations set forth herein;

     WHEREAS, Lockheed Martin also desires to jointly and severally guarantee the obligation of the Corporation, as the successor-in-interest to COMSAT, to make the Guarantee Payments under that certain Guarantee Agreement, dated as of July 18, 1995, executed and delivered by COMSAT, for the benefit of the Holders from time to time of the Preferred Securities of COMSAT Capital (the "Original Guarantee"); and

     WHEREAS, to accomplish the foregoing, Lockheed Martin desires to issue this Guarantee for the benefit of the Holders, as provided herein;

     NOW, THEREFORE, in consideration of the Merger and other valuable consideration, which Lockheed Martin hereby agrees shall benefit Lockheed Martin, Lockheed Martin executes and delivers this Guarantee for the benefit of the Holders.

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1.   Definitions.
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     As used in this Guarantee, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Agreement of Limited Partnership of COMSAT Capital I, L.P., dated as of July 18, 1995 (the "Limited Partnership Agreement").

     1.1 "Additional Dividends" means Dividends (as defined herein) that shall accumulate on any Dividend arrearages in respect of the Preferred Securities at the rate of 8-1/8% per annum, compounded monthly.

     1.2 "Dividends" means the cumulative cash distributions from the Partnership with respect to the Preferred Securities, accumulating from July 18, 1995 and payable monthly in arrears on the last day of each calendar month of the year, commencing July 31, 1995.

     1.3 "General Partner" means the Corporation in its capacity as general partner in COMSAT Capital or any permitted successor general partner in COMSAT Capital admitted as such pursuant to the applicable provisions of the Limited Partnership Agreement.

     1.4 "Guarantee Payments" shall mean the following payments, without duplication, to the extent not paid by COMSAT Capital or the Corporation: (a) any accrued and unpaid Dividends (including any Additional Dividends accrued thereon) to the extent such Dividends have been declared by COMSAT Capital on the Preferred Securities out of moneys held by COMSAT Capital and legally available therefor; (b) the Redemption Price (including all accrued and unpaid Dividends) payable out of funds legally available therefor with respect to any Preferred Securities called for redemption by COMSAT Capital; and (c) upon a liquidation of COMSAT Capital, the lesser of (i) the Liquidation Distribution (as defined herein) and (ii) the amount of assets of COMSAT Capital remaining available for distribution to Holders in liquidation of COMSAT Capital, except in the event that a Tax Event or an Investment Company Event has occurred and the General Partner has elected to dissolve COMSAT Capital and cause the Subordinated Debentures to be distributed to the Holders in liquidation of COMSAT Capital as provided in Clauses (ii) or (iii) of Section 6.2(c) of the Limited Partnership Agreement.

     1.5 "Holder" shall mean the registered holder from time to time of any Preferred Securities of COMSAT Capital; provided, however, that in determining
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whether the Holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include, and outstanding liquidation preference shall not include the liquidation preference of Preferred Securities held by, Lockheed Martin, the Corporation or any of their respective Subsidiaries, either directly or indirectly.

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     1.6  "Indenture" shall mean the Indenture, dated as of July 18, 1995, between COMSAT and The First National Bank of Chicago, as trustee, relating to the Subordinated Debentures, as amended by the First Supplemental Indenture, dated as of August 3, 2000, between the Corporation as successor by merger to COMSAT, and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as Trustee.

     1.7 "Liquidation Distribution" shall mean the aggregate of the stated liquidation preference of $25 per Preferred Security, plus all accrued and unpaid Dividends on the Preferred Securities to the date of payment, including any Additional Dividends accrued thereon.

     1.8 "Special Representative" shall mean a special representative appointed by the Holders of the Preferred Securities pursuant to Section 6.2(f) of the Limited Partnership Agreement.

     1.9 "Subordinated Debentures" shall mean the 8-1/8% Junior Subordinated Deferrable Interest Debentures issued pursuant to the Indenture.

     1.10 "Subsidiary" of any Person means an entity more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries, or by such Person and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

2.   Guarantee.
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     2.1  General. Lockheed Martin irrevocably and unconditionally agrees to pay
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in full to the Holders the Guarantee Payments, as and when due (except, subject to the proviso in Section 2.8 hereof, to the extent paid by COMSAT Capital or the Corporation), regardless of any defense, right of set-off or counterclaim which COMSAT Capital may have or assert. This Guarantee is continuing, irrevocable, unconditional and absolute. Lockheed Martin's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Lockheed Martin to the Holders or by causing COMSAT Capital to pay such amounts to the Holders.

     2.2  Original Guarantee.  Lockheed Martin irrevocably and unconditionally
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guarantees the guarantee of the Corporation to pay in full to the Holders the
Guarantee Payments, as and when due (except, subject to the proviso in Section
2.8 hereof, to the extent paid by COMSAT Capital or the Corporation), regardless of any defense, right of set-off or counterclaim which the Corporation may have or assert, under the Original Guarantee. This Guarantee is continuing, irrevocable, unconditional and absolute. Lockheed Martin's obligation under this
Section 2.2 may be satisfied by direct payment of the required amounts by Lockheed Martin to the Holders or by causing COMSAT Capital or the Corporation to pay such amounts to the Holders. In granting this

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Guarantee, it is the intent of Lockheed Martin to have become jointly and severally liable with the Corporation and COMSAT Capital for the Guarantee Payment.

     2.3  Waiver of Certain Rights. Lockheed Martin hereby waives notice of
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acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

     2.4  Obligations Not Affected. The obligations, covenants, agreements and
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duties of Lockheed Martin under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by COMSAT Capital or the Corporation of any express or implied agreement, covenant, term or condition relating to the Preferred Securities or the Original Guarantee to be performed or observed by COMSAT Capital or the Corporation;

          (b) the extension of time for the payment by COMSAT Capital of all or any portion of the Dividends (including any Additional Dividends), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

          (c) any failure, omission, delay or lack of diligence on the part of the Holders or the Special Representative to enforce, assert or exercise any right, privilege, power or remedy conferred on such Holders or such Special Representative pursuant to the terms of the Preferred Securities or the Limited Partnership Agreement, or any action on the part of the Holders, the Special Representative, COMSAT Capital or the Corporation granting or consenting to indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, winding-up, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, COMSAT Capital, the Corporation or any of their respective assets;

          (e) any invalidity of, or defect or deficiency in, any of the Preferred Securities; or

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred.

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There shall be no obligation of the Holders to give notice to, or obtain any consent of, Lockheed Martin with respect to the happening of any of the foregoing.

     2.5  General Partner, Special Representative or Holders May Proceed
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Directly Against Lockheed Martin. This Guarantee is a guarantee of payment and
--------------------------------
not of collection. This Guarantee will be deposited with the General Partner to be held for the benefit the Holders. In the event of an appointment of a Special Representative pursuant to the Limited Partnership Agreement to, among other things, enforce the rights of the Holders under this Guarantee, the Special Representative may take possession of this Guarantee for such purpose. If no Special Representative has been appointed to enforce this Guarantee, the General Partner has the right to enforce this Guarantee on behalf of the Holders. The Holders of not less than 10% in liquidation preference of all outstanding Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of this Guarantee, including the giving of directions to the General Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce this Guarantee as provided above, any Holder may enforce this Guarantee directly against Lockheed Martin as guarantor, and Lockheed Martin waives any right or remedy to require that any action be brought against COMSAT Capital, the Corporation or any other person or entity before proceeding against Lockheed Martin. Subject to Section 2.6 hereof, all waivers herein contained shall be without prejudice to the right of a Holder, the General Partner or the Special Representative, at its option, to proceed against COMSAT Capital or the Corporation, whether by separate action or by joinder. Lockheed Martin agrees that this Guarantee shall not be discharged except by payment of the Guarantee Payments in full (to the extent not previously paid by COMSAT Capital or the Corporation, but subject to the proviso in Section 2.8 hereof) and by complete performance of all obligations under this Guarantee.

     2.6  Subrogation. Lockheed Martin shall be subrogated to all (if any)
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rights of the Holders against COMSAT Capital or the Corporation in respect of any amounts paid to or for the benefit of the Holders by Lockheed Martin under this Guarantee and shall have the right to waive payment of any amount of Dividends in respect of which payment has been made to the Holders by Lockheed Martin pursuant to Section 2.1 or Section 2.2 hereof; provided, however, that
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Lockheed Martin shall not (except to the extent required by mandatory provisions of law) exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of a payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to Lockheed Martin in violation of the preceding sentence, Lockheed Martin agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

     2.7  Independent Obligations. Lockheed Martin acknowledges that its
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obligations hereunder are independent of the obligations of COMSAT Capital with respect to the Preferred Securities or the Corporation in respect to the Original Guarantee, and that Lockheed Martin shall be liable as principal and sole debtor under this Guarantee to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the

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occurrence of any event referred to in subsections (a) through (f), inclusive, of Section 2.4 hereof.

     2.8  Termination. This Guarantee shall terminate as to each Holder and be
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of no further force and effect upon full payment of the Redemption Price of all
Preferred Securities held by such Holder and will terminate completely upon full payment of the amounts payable upon liquidation of COMSAT Capital; provided,
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however, that this Guarantee shall continue to be effective or shall be
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reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Preferred Securities, the Original Guarantee or under this Guarantee for any reason whatsoever.

3.   Subordination.
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     3.1  Subordination. Lockheed Martin covenants and agrees, and each Holder
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by his or her acceptance of such Preferred Securities shall be deemed to acknowledge and agree that for all purposes (including any bankruptcy, insolvency, or reorganization of Lockheed Martin) this Guarantee constitutes an unsecured obligation of Lockheed Martin ranking (i) subordinate and junior in right of payment to all liabilities of Lockheed Martin, (ii) pari passu with the
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most senior preferred or preference stock now or hereafter issued by Lockheed
Martin and with any guarantee now or hereafter entered into by Lockheed Martin in respect of any preferred or preference stock or preferred securities of any affiliate of Lockheed Martin and (iii) senior to Lockheed Martin Common Stock.

4.   Miscellaneous.
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     4.1  Third Party Beneficiaries. Subject to the limitations of Section 2.5,
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all of Lockheed Martin's obligations under this Guarantee shall be directly enforceable by the Holders from time to time of the Preferred Securities. Each Holder is an intended third-party beneficiary of this Guarantee.

     4.2  Successors and Assigns. All guarantees and agreements contained in
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this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Lockheed Martin and shall inure to the benefit of the Holders then outstanding. Except as permitted by Section 4.4 hereof, Lockheed Martin shall not assign its rights or delegate its obligations hereunder without the prior approval of the Holders of not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding.

     4.3  Amendments. Except with respect to any changes which do not adversely
          ----------
affect the rights of Holders (in which case no vote will be required), this Guarantee may only be amended with the prior approval of the Holders of not less than 66-2/3% of the aggregate liquidation preference of the Preferred Securities then outstanding, which approval shall be obtained as described in the Limited Partnership Agreement.

     4.4  Consolidation, Merger or Sale of Assets. Lockheed Martin, without the
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consent of any Holders, may merge or consolidate with or into another entity or may

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permit another entity to merge or consolidate with or into Lockheed Martin, and may sell, transfer or lease all or substantially all of Lockheed Martin's assets to another entity, if (a) at such time no Event of Default (as defined in the Indenture) shall have occurred and be continuing, or would occur as a result of such merger, consolidation or sale, transfer or lease and (b) the survivor of such merger or consolidation or entity to which Lockheed Martin assets are sold, transferred or leased is an entity organized under the laws of the United States or any state thereof or the District of Columbia and assumes all of Lockheed Martin's obligations under this Guarantee.

     4.5  Notices. Any notice, request or other communication required or
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permitted to be given hereunder to Lockheed Martin shall be given in writing by delivering the same against receipt therefor by registered mail, hand delivery, facsimile transmission (confirmed by registered mail) or telex, addressed to Lockheed Martin, as follows (and if so given, shall be deemed given when mailed; upon receipt of facsimile confirmation, if sent by facsimile transmission; or upon receipt of an answer-back, if sent by telex):

               Lockheed Martin Corporation
               6801 Rockledge Drive
               Bethesda, Maryland  20817
               Attention: Treasurer
               Telecopy: (301) 897-6651

               With copy (which shall not constitute notice) to:

               Lockheed Martin Corporation
               6801 Rockledge Drive
               Bethesda, Maryland 20817
               Attention: General Counsel
               Telecopy: (301) 897-6791


     Any notice, request or other communication required or permitted to be given hereunder to the Holders shall be given by Lockheed Martin in the same manner as notices are sent by COMSAT Capital to the Holders.

     4.6  Genders. The masculine and neuter genders used herein shall include
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the masculine, feminine and neuter genders.

     4.7  Guarantee Not Separately Transferable. This Guarantee is solely for
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the benefit of the Holders and is not separately transferable from the Preferred
Securities.

     4.8  Governing Law. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED AND
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INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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     4.9  Severability. In case any provision of this Guarantee shall be
          ------------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     4.10 Headings. The article and section headings herein are for convenience
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only and shall not affect the construction hereof.

     IN WITNESS WHEREOF, Lockheed Martin has caused this Guarantee to be duly executed as of the day and year first above written.

                         Lockheed Martin Corporation


                         By: /s/ Janet L. McGregor
                            -----------------------------
                            Janet L. McGregor
                            Vice President and Treasurer

ATTEST:


 /s/ Dana L. Bennett
--------------------------
Dana L. Bennett
Assistant Secretary

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